                                                                      EXHIBIT 11

                STATEMENTS RE: COMPUTATION OF PER-SHARE EARNINGS

                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                               THREE MONTHS
                                                                  ENDED
                                                                 MARCH 31
                                                              --------------
                                                              1999     1998
                                                              -----    -----
Shares Outstanding:
For computation of basic net income per share -
Weighted average............................................  8,170    7,981
Share equivalents - Options.................................     --       --
                                                              -----    -----
Adjusted shares outstanding.................................  8,170    7,981
                                                              =====    =====
For computation of fully-diluted net income per share -
Weighted average, without regard to exercise under share
  option plans..............................................  8,170    7,981
Assumption of exercise under share option plans.............     --       57
                                                              -----    -----
Adjusted shares outstanding.................................  8,170    8,038
                                                              =====    =====
Net Income:
Net income applicable to shares of beneficial interest (used for computing basic and fully diluted net income per
  share)....................................................  $  83    $  70
                                                              =====    =====
Net income per share of beneficial interest:
Basic and fully diluted
Net income..................................................  $0.01    $0.01
                                                              =====    =====